Exhibit 10.1

EXECUTION COPY

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Third Amended and Restated Employment Agreement (the “Agreement”) is made as of this 6th day of March, 2012 (the “Effective Date”) by and between Edward M. Krell (the “Employee”), and Destination Maternity Corporation f/k/a Mothers Work, Inc. (the “Company”).

WHEREAS, the Company and Employee are parties to a Second Amended and Restated Employment Agreement, dated May 15, 2007, as amended, pursuant to which Employee serves as the Chief Executive Officer of the Company (the “Existing Employment Agreement”); and

WHEREAS, on the terms and conditions set forth herein, the Company and Employee desire to amend and restate the Existing Employment Agreement in its entirety.

THEREFORE, in consideration of the mutual premises and promises contained in the Agreement, the parties agree as follows:

1. EMPLOYMENT, TERM AND DUTIES. The Company will continue to employ Employee and Employee hereby accepts continued employment with the Company, as Chief Executive Officer (the “Position”) on the terms herein described for the period beginning on the date hereof and continuing until terminated by either party. During his employment by the Company, except for reasonable vacations consistent with paragraph 6(C), absences due to temporary illness or as otherwise provided below in paragraph 5, Employee shall use his best efforts to serve the Company faithfully and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his Position. Employee agrees to assume such duties and responsibilities as may be customarily incident to the Position and as may be reasonably assigned to him from time to time by the Company’s Board of Directors (the “Board”), consistent with the Company’s Bylaws and with the level of responsibility appropriate to the Position. The Company shall exercise its reasonable best efforts to cause Employee to be nominated and elected (and, thereafter, re-elected, when applicable) to the Board while he holds the Position. Upon any cessation of Employee’s service in the Position, unless otherwise requested by the Board, Employee agrees to resign from all director and officer positions with the Company and its affiliates.

2. TERMINATION.

A. Except as otherwise provided for herein, the Employee’s employment is at will and may be terminated at any time for any reason by the Employee or by the Company. Except in the event of termination of Employee by Company for Cause (as defined below) or pursuant to paragraph 2(D) below, either party shall provide the other with two weeks’ advance notice prior to termination of employment. Company may elect to pay Employee two weeks’ pay in lieu of such notice period.

B. If Employee’s employment is terminated by the Company without Cause or by Employee with Good Reason (as defined below):

(1) the Company will make a lump sum payment to Employee (less applicable deductions and withholdings), at the time specified in Paragraph 2(E), of a gross amount equal to (i) (U) if such termination occurs prior to January 1, 2013, $3,712,500, (V) if such termination occurs on or after January 1, 2013 but prior to January 1, 2014, $3,525,000, (W) if such termination occurs on or after January 1, 2014 but prior to January 1, 2015, $3,337,500, (X) if such termination occurs on or after January 1, 2015 but prior to January 1, 2016, $2,962,500, (Y) if such termination occurs on or after January 1, 2016 but prior to January 1, 2017, $2,587,500, or (Z) if such termination occurs on or after January 1, 2017, $2,212,500 plus (ii) any Annual Bonus earned but not previously paid with respect to a year ended prior to the date of termination (and, for the avoidance of doubt, the date of the notice by the Company of termination without Cause or by the Employee of Good Reason, shall be the date of such termination as used in clauses (U) through (Z) herein);

(2) the Company will pay Employee a pro-rata Annual Bonus for the year of termination, determined and paid in the same manner and at the same time as his Annual Bonus would otherwise have been determined and paid for the applicable year, but for the termination. Such Annual Bonus will be pro-rated based on the number of full and partial months of the year transpired prior to the date of termination;

(3) (X) any stock options and restricted stock awards granted to Employee prior to October 1, 2011 that remain outstanding and unvested immediately prior to such termination will then become fully vested, (Y) any Time Vested Options and Time Vested Restricted Shares (as such terms are defined below) granted pursuant to paragraph 6(E) that remain outstanding and unvested immediately prior to such termination will then become fully vested; and (Z) a pro-rata portion (based on the full number of completed days of Employee’s employment with the Company in the applicable performance period divided by 1095) of any outstanding Performance Shares (as defined below) granted pursuant to paragraph 6(E) will remain outstanding (notwithstanding Employee’s cessation of employment), will vest to the extent earned based on the actual performance of the Company through the end of the applicable performance period and will be settled within 2 1/2 months following the end of the applicable performance period

(4) the Company will continue to provide Employee the automobile and automobile insurance described below in paragraph 6(D)(1) for a period of one year following the date of such termination and the supplemental long term disability insurance premiums described below in paragraph 6(D)(2) for a period of three years following the date of such termination and transfer to Employee, but not pay further premiums on, any key man term life insurance policy then held on his life;

(5) Employee will receive, in lieu of continuation coverage under COBRA, continued coverage (for himself and, to the extent covered immediately prior to the date of his termination, his spouse and eligible dependents) under the Company’s group health plan, as in effect from time to time (or, at the election of the Company, under a mutually agreed upon and reasonably comparable insured individual arrangement), until the earlier of (i) the end of the three year period following such termination, or (ii) Employee’s (or, as applicable, his spouse’s or eligible dependents’) eligibility for Medicare or coverage under another employer’s group health plan (or, in the case of his eligible dependants, cessation of their status as eligible dependants under the terms of the Company’s group health plan); and

(6) the Company will pay for full outplacement services for Employee, such payment to be made to an agency selected by Employee, based upon the customary fees charged by nationally rated firms engaged in such services.

C. If Employee is unable, after any reasonable accommodation required by law, to perform his duties and responsibilities hereunder by reason of illness injury or incapacity for more than six (6) consecutive months, Employee’s employment hereunder may then be terminated by Company and, in that case:

(1) for a period of 30 months following the date of such termination, the Company will make monthly supplemental disability payments to Employee, each equal to 1/12 of Employee’s Base Salary as of the date of his termination;

(2) Employee will receive, in lieu of continuation coverage under COBRA, continued coverage (for himself and, to the extent covered immediately prior to the date of his termination, his spouse and eligible dependents) under the Company’s group health plan, as in effect from time to time (or, at the election of the Company, under a mutually agreed upon and reasonably comparable insured individual arrangement) until the earlier of (i) the end of the 30 month period following such termination, or (ii) Employee’s (or, as applicable, his spouse’s or eligible dependents’) eligibility for Medicare or coverage under another employer’s group health plan (or, in the case of his eligible dependants, cessation of their status as eligible dependants under the terms of the Company’s group health plan);

(3) the Company will continue to provide Employee the automobile and automobile insurance described below in paragraph 6(D)(1) for a period of one year following the date of such termination and transfer to Employee, but not pay further premiums on, any key man term life insurance policy then held on his life;

(4) the Company will pay Employee (i) a pro-rata Annual Bonus for the year of termination, determined and paid in the same manner and at the same time as his Annual Bonus would otherwise have been determined and paid for the applicable year, but for the termination. Such Annual Bonus will be pro-rated based on the number of full and partial months of the year transpired prior to the date of termination plus (ii) any Annual Bonus earned but not previously paid with respect to a year ended prior to the date of termination; and

(5) outstanding equity awards will be treated as provided under paragraph 2(B)(3).

Amounts payable under this paragraph 2(C) will be reduced by (x) any disability or life insurance benefits payable with respect to the same period under any Company funded disability or death benefit plan, policy or arrangement (including, without limitation, any insurance purchased with the allowance described below in paragraphs 6(D)(2) and 6(D)(3)) or under the Social Security Act, and (y) with respect to the 30 month period described above, any amounts earned by Employee during that period for the performance of personal services. To the extent any insurance benefit described in the preceding sentence is exempt from federal income tax, then for purposes of this reduction, the amount of that insurance benefit will be deemed to be 150% of the amount actually received by Employee.

D. Termination by Death. In the event that Employee dies during his employment with the Company hereunder, the Company shall pay to Employee’s executors, legal representatives or administrators an amount equal to the accrued and unpaid portion of his Base Salary through the end of the month in which he dies and any Annual Bonus otherwise payable with respect to a completed fiscal year but not previously paid to Employee prior to the date of his death. In addition:

(1) the Company will pay to Employee’s executors, legal representatives or administrators Employee’s pro-rata Annual Bonus for the year of termination, determined and paid in the same manner and at the same time as his Annual Bonus would otherwise have been determined and paid for the applicable year, but for his death. Such Annual Bonus will be pro-rated based on the number of full and partial months of the year transpired prior to the date of termination; and

(2) outstanding equity awards will be treated as provided under paragraph 2(B)(3).

E. In consideration of and as a condition to receiving all the rights and benefits described in paragraphs 2(B), 2(C) or 2(D) above, Employee (or, as applicable, the executors, legal representatives or administrators of his estate) will be required to sign and deliver to the Company the Company’s employment release agreement, substantially in the form attached hereto as Exhibit A (the “Release”) within 45 days following his cessation of employment. Subject to paragraph 3, below, and provided the Release is not revoked, the severance, disability or death benefits described herein (as applicable) will begin to be paid or provided (x) 15 days after the Release has been delivered, if the 60 day period following the cessation of employment does not straddle two calendar years; or (y) the later of 15 days after the Release has been delivered or the first regularly scheduled payroll date in the calendar year following the cessation of employment, if the 60 day period following such cessation straddles two calendar years. Rights and benefits described in the aforesaid paragraphs are in lieu of, and not in addition to, any severance or termination benefits provided under any other plan, policy, or arrangement of the Company.

F. For purposes of this Agreement:

(1) “Cause” shall include fraud, theft, gross misconduct, gross negligence, or Employee’s unwillingness or refusal to perform the lawful and reasonable requirements of his job, but shall not include the inability of Employee to perform his duties and responsibilities hereunder by reason of illness, injury or incapacity. No termination for Cause (other than with respect to fraud, theft or gross misconduct) shall be effective unless the Company gives the Employee written notice of the Board’s decision to terminate the Employee’s employment for Cause and the Employee fails to cure such event giving rise to Cause (if such event is reasonably capable of cure) to the reasonable satisfaction of the Board within thirty (30) days after such notice. For avoidance of doubt, termination of Employee’s employment under circumstances entitling him to payments under paragraph 2(D) will not be construed as a termination without Cause.

(2) “Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

(3) “Good Reason” means any of the following, without Employee’s prior consent: (i) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the Employee’s position); (ii) a reduction in base salary or bonus opportunity (described in paragraph 6); (iii) a relocation of Employee’s principal worksite more than 50 miles; or (iv) the Company’s material breach of this Agreement, including the failure to timely grant an equity award described in Paragraph 6(E). However, none of the foregoing events or conditions will constitute Good Reason unless the Employee provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Employee resigns his employment within 30 days following the expiration of that cure period (for the avoidance of doubt, in the case of a failure under clause (iv) above as to the equity awards, the cure shall make the Employee economically whole).

G. Except as otherwise specifically set forth in this Agreement, all salary, benefits and other amounts payable by the Company to Employee shall cease at the time of any cessation of his employment with the Company, subject to the terms of any benefit or compensation plans then in force and applicable to Employee; provided, however, in the event of a good faith dispute over the operation of the provisions of Paragraph 2(B)(1), 2(B)(3) or 6(E), the Company shall reimburse the Employee’s reasonable legal fees and expenses if he substantially prevails in such dispute.

3. TIMING OF PAYMENTS FOLLOWING TERMINATION.

A. If the termination giving rise to the payments described in paragraph 2(B) and 2(C) is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to those paragraphs will instead be deferred without interest and will not be paid until Employee experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Employee upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Employee’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Employee in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or -1(b)(9)(iii)(or any successor provisions) to any amount payable to Employee. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision) to this Agreement, each payment in a series of payments will be deemed a separate payment.

B. Notwithstanding anything in this Agreement to the contrary or otherwise, to the extent an expense, reimbursement or in-kind benefit provided pursuant to paragraph 2 constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (1) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (2) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (3) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

4. EFFECT OF CHANGE IN CONTROL ON OUTSTANDING EQUITY AWARDS. Effective immediately prior to and contingent upon the occurrence of a Change in Control (as defined in the Company’s Equity Incentive Plan): (A) any stock options and restricted stock awards granted to Employee prior to October 1, 2011 that remain outstanding and unvested will then become fully vested, (B) any Time Vested Options and Time Vested Restricted Shares (as such terms are defined below) granted pursuant to paragraph 6(E) that remain outstanding and unvested will then become fully vested, (C) any outstanding Performance Shares (as defined below) will then vest at the target level and be immediately settled, and (D) any grants of time-vested stock options or time-vested restricted stock awards made after 2011 (other than grants pursuant to Paragraph 6(E)) that remain outstanding and unvested will also then become fully vested and any other outstanding performance equity (other than grants pursuant to Paragraph 6(E)) will then, to the extent consistent with Section 409A of the Code, vest at the target level and be immediately settled.

5. EXTENT OF SERVICES. During his employment by the Company, Employee will not, directly or indirectly, engage in any other business activities or pursuits whatsoever, except: (i) activities in connection with any charitable or civic activities, (ii) personal investments, (iii) service as an executor, trustee or in other similar fiduciary capacity, or (iv) other activities specifically authorized by the Compensation Committee of the Board; provided, however, that any of the foregoing exceptions do not: (x) interfere with Employee’s performance of responsibilities and obligations pursuant to this Agreement, or (y) create a conflict of interest with Employee’s responsibilities to the Company. For avoidance of doubt, incidental use of Company facilities (such as telephone or email systems) in furtherance of activities authorized under this paragraph will not constitute an interference with Employee’s obligations to the Company.

6. COMPENSATION AND BENEFITS.

A. The Company shall pay to the Employee and the Employee agrees to accept from the Company, in full payment for the Employee’s services hereunder, the annual base salary of $750,000 or as otherwise agreed to by the parties (the “Base Salary”). The Employee’s Base Salary will be reviewed on an annual basis and may be increased from time to time in the discretion of the Compensation Committee after consultation with the independent members of the Board.

B. For each fiscal year ending during Employee’s employment hereunder, Employee will be eligible to earn an annual bonus (the “Annual Bonus”). The target amount of such Annual Bonus will be 100% of Employee’s Base Salary for the applicable year, with a maximum Annual Bonus opportunity of 200% of Employee’s Base Salary for the applicable year. The actual amount of any Annual Bonus payable under this paragraph 6(B) will be paid in accordance with the Destination Maternity Corporation Management Incentive Plan or any successor arrangement, based on the Company’s achievement in the applicable fiscal year of corporate and/or individual performance goals approved by the Compensation Committee after consultation with the independent members of the Board; provided that the Annual Bonus with respect to Company’s 2012, 2013 and 2014 fiscal years shall be based solely on the achievement of corporate performance goals, which goals will be the same as the corporate performance goals applicable to the determination of annual bonuses for other named executive officers of the Company for the relevant year.

C. The Employee shall also receive all such benefits as are customarily provided by the Company to employees or executives, as described in the Company’s Team Member Handbook, if applicable, and in the Company’s benefit summary plan descriptions and plan documents, if applicable, which are subject to change from time to time, within the sole discretion of the Company and in accordance with applicable law. Nonetheless, Employee will be entitled to four (4) weeks paid vacation during each year of employment. Vacation days that remain unused at the end of any year will accrue or expire to the extent provided by Company policy, as in effect from time to time.

D. In addition to the benefits customarily provided to other employees generally, or other executives, of the Company, the Company will:

(1) provide Employee with the use of an automobile comparable to that presently made available to him, together with insurance coverage for the use of that automobile commensurate with that presently provided;

(2) reimburse Employee for (or pay on Employee’s behalf) the reasonable costs of purchasing supplemental long term disability insurance providing a disability benefit of up to $18,000 per month; and

(3) reimburse Employee for (or pay on Employee’s behalf) the reasonable costs of purchasing a supplemental term life insurance policy providing a two million dollar ($2,000,000) death benefit.

E. Subject to Employee’s continued employment with the Company, Employee will be granted annual equity awards in the Company’s 2012, 2013 and 2014 fiscal years on the terms specified in this paragraph. The equity awards granted for each such year will collectively be referred to herein as the “Fiscal 2012-2014 Annual Award.” The Fiscal 2012-2014 Annual Award for the 2012 fiscal year will be in the forms attached hereto as Exhibits B, C and D. The Fiscal 2012-2014 Annual Award for each of the 2013 and 2014 fiscal years will have a grant date fair value equal to the lesser of (1) $750,000 ($900,000, if the common stock of the Company exceeds $20.00 per share, as adjusted for any splits or similar transactions, on the date that any Annual Award is made), or (2) the aggregate fair value as of that date of 26,785 Performance Shares, 30,647 Time Vested Options and 13,392 Time Vested Restricted Shares (each, as defined below). For this purpose, fair value will be determined in accordance with then applicable financial accounting rules and in a manner consistent with that applied in connection with the preparation of the Company’s financial statements. The first Fiscal 2012-2014 Annual Award will be made on or prior to the Effective Date; the second Fiscal 2012-2014 Annual Award will be made on the date annual equity awards are made to other executives for the applicable fiscal year, but no later than December 23, 2012; and the third and final Fiscal 2012-2014 Annual Award will be made on the date annual equity awards are made to other executives for the applicable fiscal year, but no later than December 23, 2013, subject, in each such case to Employee’s continued employment with the Company through the applicable grant date. No more than 50% of the aggregate fair value of each such Fiscal 2012-2014 Annual Award will consist of performance-based restricted stock units that vest based on both the achievement of specified corporate performance goals over the three fiscal year period commencing with the fiscal year that includes the applicable grant date and the Employee’s continued service over the three year period that follows the applicable grant date (“Performance Shares”); no more than 25% of the aggregate fair value of each such Fiscal 2012-2014 Annual Award will consist of stock options having an exercise price equal to the fair market value of the Company’s stock on the date of the grant and that vest in four equal annual installments based solely on Employee’s continued employment with the Company over the four year period following the applicable grant date (the “Time Vested Options”); and the remaining portion of each Fiscal 2012-2014 Annual Award will consist of restricted shares (or restricted stock units) that vest in four equal annual installments based solely on Employee’s continued employment with the Company over the four year period that follows the applicable grant date (the “Time Vested Restricted Shares”). The performance targets applicable to such Performance Shares will be determined by the Compensation Committee after consultation with the independent members of the Board, provided that such performance goals will be the same as the applicable corporate performance goals set for performance share awards made contemporaneously to other named executive officers of the Company and will be set in such a manner that Employee will have a reasonable opportunity to earn such Performance Shares.

F. Beginning with the first quarter of fiscal year 2015 and for each fiscal year thereafter, the Compensation Committee, after consultation with the independent members of the Board, will consider whether to grant the Employee additional equity awards, but no such additional awards are guaranteed.

G. Employee acknowledges that, as a result of the enactment of the Dodd–Frank Wall Street Reform and Consumer Protection Act and the contemplated issuance of implementing regulations by the United States Securities and Exchange Commission (the “Act”), the Company

will soon be required to adopt a clawback policy with respect to incentive-based compensation. Employee agrees that all his rights to incentive-based compensation from the Company will be subject to the terms of such policy, provided that such policy (1) is generally applicable to other named executive officers and (2) is reasonably calculated to facilitate compliance with the Act. The foregoing notwithstanding, no incentive-based compensation paid, earned or issued prior to the Company’s adoption of a clawback policy will be subject to that policy, except to the extent required by applicable law; provided however that Employee agrees that any compensation payable to him (even if attributable to awards granted prior to the effective date of the Act or the Company’s adoption of a clawback policy) may be offset by amounts otherwise required to be repaid to the Company under the clawback policy.

7. CONFIDENTIAL INFORMATION. Confidential Information means information which the Company regards as confidential or proprietary and which the Employee learns or develops during or related to their employment, including, but not limited to, information relating to:

a.	the Company’s products, suppliers, pricing, costs, sourcing, design, fabric and distribution processes;

b.	the Company’s marketing plans and projections;

c.	lists of names and addresses of the Company’s employees, agents, factories and suppliers;

d.	the methods of importing and exporting used by the Company;

e.	manuals and procedures created and/or used by the Company;

f.	trade secrets or other information that is used in the Company’s business, and which give the Company an opportunity to obtain an advantage over competitors who do not know such trade secrets or how to use the same; and

g.	software in various stages of development (source code, object code, documentation, flow charts), specifications, models, data and customer information.

Employee assigns to Company any rights Employee may have in any Confidential Information. Employee shall not disclose any Confidential Information to any third-party or use any Confidential Information for any purposes other than as authorized by the Company.

8. SURRENDER OF MATERIALS. The Employee hereby agrees to deliver to the Company promptly upon request or on the date of termination of the Employee’s employment, all documents, copies thereof and other materials in the Employee’s possession pertaining to the business of the Company and its customers, including, but not limited to, Confidential Information (and each and every copy, disk, abstract, summary or reproduction of the same made by or for the Employee or acquired by the Employee), and thereafter to promptly return documents and copies thereof and other material in the Employee’s possession. The Employee will be responsible for the value of all Company or customer property that is not timely returned. Employee authorizes the Company to deduct the fair market value of such property from any monies owed to Employee.

9. DISCLOSURE OF INFORMATION AND SOLICITATION OF EMPLOYEES; NON-COMPETE; CONFIDENTIAL INFORMATION OF THIRD PARTIES. The Employee acknowledges that the Company has developed and maintains at great expense, a valuable supplier network, supplier contacts, many of which are of longstanding, product designs, and other information of the type described in paragraph 7 of this Agreement, and that in order to pursue Employee’s employment gainfully under the Agreement, Employee will be given Confidential Information concerning such suppliers and products, including information concerning such suppliers’ purchasing personnel, policies, requirements, and preferences, and such product’s design, manufacture and marketing.

A. Accordingly, the Employee agrees that during the period of Employee’s employment and for thirty-six (36) months after termination of employment with the Company by Employee or by Company, for any reason, with or without Cause, the Employee will not directly or indirectly:

(1) on Employee’s behalf or on behalf of any other person or entity, perform any act with respect to the design, manufacture, sale, attempted sale or promotion of the sale of any Conflicting Product.

(2) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with: (a) any entity offering for sale or contemplating offering for sale any Conflicting Product, or (b) any entity contacted by, or the responsibility of, the Employee or any person under the Employee’s supervision or direction, including applicable agents and suppliers (or, with respect to the application of this provision following Employee’s termination of employment, any entity which during the twenty-four (24) month period prior to such termination was contacted by, or the responsibility of, the Employee or any person under the Employee’s supervision or direction, including applicable agents and suppliers), or (c) a Competing Business, or (d) any entity which would require by necessity use of Confidential Information.

Notwithstanding the provisions of subparagraphs (1) and (2), Employee will not be deemed to violate this paragraph 9(A) on any given date by virtue of his involvement with a Competing Business, if sales of Conflicting Products by that business in the 12 month period preceding that date do not exceed the lesser of (a) 5% of the gross revenues of that business for that trailing 12 month period, or (y) $30 million.

The term “Conflicting Product” shall mean any product, process or service which is the same as, similar to, or is in any manner competitive with any Company product (which includes third-party products that are distributed by Company), process, or service. Conflicting Products include, but are not limited to, maternity and nursing apparel and related accessories.

The term “Competing Business” shall mean any business or enterprise engaged in the design, manufacture, distribution or sale of any maternity or nursing apparel or related accessories, or any other business engaged in by the Company (or, with respect to the application of this provision following any termination of Employee’s employment, any other business engaged in by the Company at the time of Employee’s termination of employment) within: (x) a state or commonwealth of the United States or the District of Columbia, or (y) any foreign country in which the Company has engaged in business, or has undertaken preparations to engage in business within the preceding year (or, with respect to the application of this provision following any termination of Employee’s employment, within the year preceding Employee’s termination of employment).

B. During the period of Employee’s employment by the Company and for thirty-six (36) months thereafter (the “Restricted Period”), the Employee will not induce, attempt to induce or in any way assist any other person in inducing or attempting to induce any employee or agent of the Company to terminate their relationship with the Company. Further, during such period Employee will not directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, employ or solicit for employment any current or former Company employee or agent.

C. If there is a breach or threatened breach of any of the foregoing provisions of this section, or any other obligation contained in this Agreement, the Company shall be entitled to an injunction restraining the Employee from any such breach without the necessity of proving actual damages, and the Employee waives the requirement of posting a bond. Nothing herein, however, shall be construed as prohibiting the Company from pursuing other remedies for such breach or threatened breach.

D. Employee agrees not to disclose to Company or use for its benefit any confidential information that Employee may possess from any prior employers or other sources.

E. Employee agrees to disclose the existence and terms of this paragraph 9 to any enterprise for which Employee performs services during the Restricted Period.

10. OTHER CONDITIONS OF EMPLOYMENT. The Employee shall be subject to other terms and conditions of employment as set forth in the prevailing Company: a) Team Member Handbook, b) commission, bonus or stock option programs and c) any other Company policies or benefits, all of which shall be subject to interpretation and change from time to time at the sole discretion of the Company.

11. GOVERNING LAW AND RELATED MATTERS. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of

Pennsylvania. Employee agrees that in the event of any violation of this Agreement, or any other matter arising out of or relating to this Agreement, an action may be removed to or commenced by Employer in any federal or state court of competent jurisdiction in the Commonwealth of Pennsylvania. Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Employee agrees that effective service of process may be made upon Employee by mail to any address Employee has provided to Company. In the event either party files suit against the other for any reason, or in the event either party is otherwise involved in litigation concerning this Agreement or the employment relationship between the parties, and a court of competent jurisdiction finds in favor of a party on any such matter, the losing party shall reimburse the prevailing party its reasonable costs and attorney’s fees incurred in connection with such suit.

The various parts of this Agreement are intended to be severable. Should any part be rendered or declared invalid be reason of any legislation or by a decree of a court of competent jurisdiction, such part shall be deemed modified to the extent required by such legislation or decree and the invalidation or modification of such part shall not invalidate or modify the remaining parts hereof. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law. The Employee agrees that such scope may be judicially modified accordingly.

12. SUCCESSORS AND ASSIGNMENT. The Company may assign its interest in connection with this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement.

13. ENTIRE AGREEMENT. This Agreement and the Award Agreements attached hereto represent the full and complete understanding between the Company and the Employee with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written and, except as provided for herein, shall not be modified except upon written amendment executed by Employee and an officer of Company holding the position of Vice President or above.

14. ACKNOWLEDGMENT. Employee acknowledges that Employee was provided with an unsigned copy of this Agreement in advance of continuing employment and was accorded ample opportunity to read, ask questions, seek clarification, and seek whatever counsel relative to the Agreement Employee desired. Employee further acknowledges receipt of a signed copy of this Agreement and that Employee has read and understands all of its terms and conditions.

IN WITNESS WHEREOF, the parties have executed this instrument the day and year above and below written.

DESTINATION MATERNITY CORPORATION		EDWARD M. KRELL

By:	/s/ Judd P. Tirnauer	/s/ Edward M. Krell

Title:	Executive Vice President & Chief Financial Officer

Date: March 6, 2012		Date: March 6, 2012

Executed At: Philadelphia, PA

Exhibit A

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Release”) is made by and between EDWARD M. KRELL (“Employee”) and DESTINATION MATERNITY CORPORATION f/k/a Mothers Work, Inc. (the “Company”).

WHEREAS, Employee’s employment by the Company has terminated; and

WHEREAS, pursuant to paragraph 2([  ]) of the Third Amended and Restated Employment Agreement by and between the Company and Employee dated March 6, 2012 (the “Agreement”), the Company has agreed to pay Employee certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Resignation and Consideration.

1.1. Effective immediately, Employee hereby resigns as an officer of the Company and each of its subsidiaries and affiliates.

1.2. Employee acknowledges that: (i) the payments, rights and benefits set forth in paragraph 2([  ]) of the Agreement constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Employee. Employee further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in paragraph 2([  ]) of the Agreement would not otherwise be due to him.

2. Employee’s Release.

2.1. Employee hereby fully and forever releases and discharges the Company, its parent and subsidiary corporations and each of their predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

Exhibit -1

2.2. Employee expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. Employee further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. This Release will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3. The foregoing will not be deemed to release the Company from (a) claims solely to enforce paragraph 2([ ]) of the Agreement, (b) claims for benefits (not including severance benefits) under the Company’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans, or (c) claims for indemnification under the Company’s By-Laws.

3. Company Release.

3.1. The Company hereby fully and forever releases and discharges the Employee and his executors, administrators and heirs from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s service to the Company or the termination thereof.

3.2. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Employee and that it has not assigned any claim against Employee. The Company further promises not to initiate a lawsuit or to bring any other claim against Employee arising out of or in any way related to Employee’s service to the Company or the termination thereof.

3.3. The foregoing will not be deemed to release Employee from claims (a) to enforce paragraph 9 of the Agreement, (b) claims arising from acts or omissions by Employee that would constitute a crime, or (c) claims that are not known to any member of the Company’s Board of Directors (provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the Board of Directors prior to the date hereof upon reasonable inquiry).

4. Restrictive Covenants. Employee acknowledges that restrictive covenants contained in paragraph 9 of the Agreement will survive the termination of his employment. Employee affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

5. Non-Disparagement. Employee will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or

Exhibit -2

professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not disparage Employee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employee. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this paragraph, regardless of the content of such disclosure or the nature of such action.

6. Cooperation. Employee further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Employee was in any way involved during his employment with the Company. Employee will render such cooperation in a timely manner on reasonable notice from the Company, provided that the Company will attempt to limit the need for Employee’s cooperation under this paragraph so as not to unduly interfere with his other personal and professional commitments.

7. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

Edward M. Krell

[mailing address redacted in filed version]

If to Company:

Destination Maternity Corporation

456 North Fifth Street

Philadelphia, PA 19123

Attn: General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

8. Rescission Right. Employee expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided 7 calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Employee may revoke this Release during those 7 days by providing written notice of revocation to the Company at the address specified in paragraph 7 herein.

Exhibit -3

9. Challenge. If Employee violates or challenges the enforceability of this Release, no further payments, rights or benefits under paragraph 2([_]) of the Agreement will be due to Employee.

10. Miscellaneous.

10.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Employee. There have been no such violations, and the Company specifically denies any such violations.

10.2. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

10.3. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

10.4. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

10.5. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

Exhibit -4

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Employee has executed this Release, in each case on the date indicated below, respectively.

DESTINATION MATERNITY CORPORATION

By:

Name & Title:

Date:

EDWARD M. KRELL

Date:

Exhibit -5

Exhibit B

2012 PERFORMANCE SHARE AWARD AGREEMENT

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE AMENDED AND RESTATED

DESTINATION MATERNITY CORPORATION

2005 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between Destination Maternity Corporation, a Delaware corporation, (the “Company”) and Edward M. Krell (the “Grantee”).

WHEREAS, the Company maintains the Amended and Restated Destination Maternity Corporation 2005 Equity Incentive Plan (the “Plan”) for the benefit of its employees, directors, consultants, and other individuals who provide services to the Company; and

WHEREAS, the Plan permits the grant of Restricted Stock Units, including Restricted Stock Units that are Performance Awards; and

WHEREAS, to compensate the Grantee for his or her service with the Company and to further align the Grantee’s financial interests with those of the Company’s other stockholders, the Board approved this Award of Restricted Stock Units on December 29, 2011 (the “Effective Date”).

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1. Award of Performance-Based Restricted Stock Units.

(a) Award. The Company hereby awards the Grantee 25,000 Restricted Stock Units (the “Target Award”), subject to adjustment as set forth in Section 5 of this Agreement and Section 3(c) of the Plan and subject further to the restrictions and on the terms and conditions set forth in this Agreement (the “Restricted Stock Units”). The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Except as otherwise provided herein, capitalized terms herein will have the same meaning as defined in the Plan.

(b) Performance Restricted Stock Units. The Restricted Stock Units are Performance Awards and will become vested if and to the extent the service and performance vesting conditions set forth in Section 2 are satisfied. To the extent so vested, each Restricted Stock Unit represents an unfunded, unsecured right of the Grantee to receive one Share at a specified time.

2. Vesting of Restricted Stock Units.

(a) Performance Criteria. If the Grantee is continuously employed by the Company and/or its Affiliates through the “Settlement Date” (as defined in Section 3), the Grantee will

Exhibit -1

vest in such percentage of the Target Award based on the Company’s cumulative “Operating Income” (as defined below) with respect to the Company’s 2012 fiscal year through and including the Company’s 2014 fiscal year (the “Performance Period”), as set forth in the following table:

	Threshold Level	Target Level	Maximum Level
Cumulative Operating Income	$120,000,000	$126,000,000	$132,000,000
Percent of Target Award Vested	50% of Target Award	100% of Target Award	150% of Target Award

The Committee will interpolate to determine the Restricted Stock Units vested for all levels of cumulative Operating Income above the Threshold Level but below the Maximum Level. Notwithstanding the foregoing, if the Company’s Operating Income for the 2014 fiscal year does not equal or exceed $38,244,000, all of Grantee’s Restricted Stock Units will be forfeited with no further compensation due to Grantee. Additionally, if cumulative Operating Income is below the Threshold Level, all of Grantee’s Restricted Stock Units will be forfeited with no further compensation due to Grantee.

(b) Definition of Operating Income. Operating Income shall mean the Company’s operating income, as reflected in the Company’s financials, adjusted to exclude the impact of (i) any changes to accounting principles that become effective during the Performance Period; (ii) any expenses incurred by the Company in connection with the Company’s evaluation, pursuit or consummation of one or more strategic alternatives or transactions (which expenses are incurred in connection with extraordinary, unusual or infrequently occurring events reported in the Company’s public filings); (iii) gain or loss from the early extinguishment, redemption, or repurchase of debt; and (iv) gain or loss from all litigation and insurance claims and recoveries. Additionally, the Committee reserves the right, in its sole judgment, to utilize negative discretion to make equitable adjustments to Operating Income with respect to extraordinary, unusual or infrequently occurring events and/or acquisitions or dispositions by the Company of any entity or line of business (or acquisitions or dispositions of all or substantially all of the assets of an entity or line of business) that occur during the Performance Period.

(c) Change in Control. If a Change in Control occurs during the Performance Period and the Grantee is continuously employed by the Company and/or its Affiliates through the date of that Change in Control, the Grantee will vest in the Restricted Stock Units at the Target Level and, and in full settlement of his or her rights hereunder, will receive a distribution of the Shares underlying such Restricted Stock Units immediately prior to but contingent upon such Change in Control. In addition, upon a Change in Control that also constitutes a “change of ownership or control” pursuant to Section 162(m) and the regulations thereunder, the Committee reserves the right, on a case by case basis, to increase the vested Restricted Stock Units from the Target Level to the Maximum Level or to any other amount in between those levels. For avoidance of doubt, this paragraph will not limit the right of the Board to take other action with respect to the Restricted Stock Units under Section 3(d)(vi) of the Plan upon the occurrence of any Change in Control.

(d) Certain Terminations of Service. If the Grantee’s employment with the Company and its Affiliates is terminated prior to distribution of Shares in respect of vested Restricted

Exhibit -2

Stock Units (i) due to the Grantee’s death, (ii) due to the Grantee becoming Disabled, (iii) by the Company without “Cause” or (iv) by the Grantee for “Good Reason” (as such terms are defined in the employment agreement between the Company and the Grantee), then notwithstanding such termination of employment, the Grantee will vest in a number of the Restricted Stock Units equal to that number of Restricted Stock Units that would otherwise have vested in accordance with Section 2(a) above (i.e., based on the actual performance of the Company through the end of the Performance Period), pro-rated in a ratio equal to the full number of completed days of the Grantee’s employment with the Company or its Affiliates in the Performance Period over 1095. Any remaining Restricted Stock Units that do not then vest will be forfeited with no further compensation due to Grantee. If the Grantee’s employment with the Company and its Affiliates terminates or is terminated for any other reason prior to the Settlement Date, all of the Grantee’s Restricted Stock Units will be forfeited immediately with no further compensation due to Grantee. The foregoing treatment upon the termination of the Grantee’s employment with the Company and its Affiliates during the Performance Period will supersede any contrary treatment in any presently existing employment agreement between the Company and the Grantee.

3. Settlement. Except as otherwise provided above in Section 2(c), the Committee will certify the performance results, and the resulting number of vested Restricted Stock Units, promptly following the end of the Performance Period. Shares will be distributed to the Grantee in respect of vested Restricted Stock Units within 2 1/2 months following the end of the Performance Period (the “Settlement Date”).

4. Non-Transferability. Neither the Restricted Stock Units nor any right with respect thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable.

5. Rights of Grantee During Restricted Period. The Grantee will not have any stockholder rights or privileges, including voting rights, with respect to the Shares underlying the Restricted Stock Units until such Shares are delivered to the Grantee. Notwithstanding the foregoing, if the Company declares and pays a cash dividend or distribution with respect to its Shares prior to the Settlement Date, the Restricted Stock Units then subject hereto will be increased by a number of additional Restricted Stock Units determined by dividing (A) the total dividend or distribution that would then be payable with respect to a number of Shares equal to the number of Restricted Stock Units subject hereto on the dividend or distribution record date (including any additional Restricted Stock Units previously credited pursuant to this paragraph), divided by (b) the Fair Market Value on the dividend or distribution record date. Additional Restricted Stock Units credited under this paragraph will be subject to the same terms and conditions (including the same performance vesting and settlement) as the Restricted Stock Units subject hereto immediately prior to such dividend or distribution.

6. Securities Laws. The Board may from time to time impose any conditions on the Restricted Stock Units or the Shares underlying such award, as it deems necessary or advisable to ensure that the Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

Exhibit -3

7. Tax Consequences. The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant, vesting or settlement of the Restricted Stock Units. The Grantee has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

8. The Plan. This Award of Restricted Stock Units is subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, as such Plan may be amended from time to time in accordance with the terms thereof. Pursuant to the Plan, the Board is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. A copy of the Plan in its present form is available for inspection during business hours by the Grantee at the Company’s principal office. All questions of the interpretation and application of the Plan and the Grantee shall be determined by the Board and any such determination shall be final, binding and conclusive.

9. Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.

10. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Grantee the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Grantee, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

11. Electronic Delivery of Documents. The Grantee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

12. Tax Withholding. The Company hereby agrees that, at the election of the Grantee and except as would otherwise violate the terms of any financing agreement to which the Company is then a party, the minimum required tax withholding obligations arising in connection with this Award may be settled by withholding the delivery of nonforfeitable Shares otherwise distributable hereunder in respect of vested Restricted Stock Units based on the Fair Market Value of those Shares.

Exhibit -4

13. Governing Law. This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

14. Amendment. Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.

15. Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[This space left blank intentionally; signature page follows.]

Exhibit -5

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Grantee have each executed this Restricted Stock Unit Award Agreement on the respective date below indicated.

DESTINATION MATERNITY CORPORATION

By:

Name: Judd P. Tirnauer

Title:	Executive Vice President & Chief Financial Officer

Date:	March 6, 2012

EDWARD M. KRELL

Signature:

Date: March 6, 2012

Exhibit -6

Exhibit C

2012 TIME VESTED RESTRICTED SHARE AWARD AGREEMENT

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE AMENDED AND RESTATED

DESTINATION MATERNITY CORPORATION

2005 EQUITY INCENTIVE PLAN

EDWARD M. KRELL

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made by and between Destination Maternity Corporation, a Delaware corporation, (the “Company”) and the individual named above (the “Grantee”).

WHEREAS, the Company maintains the Amended and Restated Destination Maternity Corporation 2005 Equity Incentive Plan (the “Plan”) for the benefit of its employees, directors, consultants, and other individuals who provide services to the Company; and

WHEREAS, the Plan permits the grant of Restricted Stock; and

WHEREAS, to compensate the Grantee for his service to the Company and to further align the Grantee’s financial interests with those of the Company’s other stockholders, the Board approved this Award of Restricted Stock effective on March 6, 2012 (the “Effective Date”), subject to the restrictions and on the terms and conditions contained in the Plan and this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1. Award of Restricted Shares. The Company hereby awards the Grantee 18,299 Shares of Restricted Stock, subject to the restrictions and on the terms and conditions set forth in this Agreement (the “Restricted Shares”). The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Except as otherwise provided herein, capitalized terms herein will have the same meaning as defined in the Plan.

2. Vesting of Restricted Shares. The Restricted Shares are subject to forfeiture to the Company until they become nonforfeitable in accordance with this Section 2. While subject to forfeiture, the Restricted Shares may not be sold, pledged, assigned, otherwise encumbered or transferred in any manner, whether voluntarily or involuntarily by the operation of law.

(a) Vesting. Provided that the Grantee remains continuously employed or engaged by the Company through the applicable vesting date, the Restricted Shares will become nonforfeitable as follows:

Exhibit -1

i. 25% of the Restricted Shares will become nonforfeitable on November 18, 2012;

ii. An additional 25% of the Restricted Shares will become nonforfeitable on November 18, 2013;

iii. An additional 25% of the Restricted Shares will become nonforfeitable on November 18, 2014; and

iv. The final 25% of the Restricted Shares will become nonforfeitable on November 18, 2015.

The vesting of the Restricted Shares will also be subject to acceleration to the extent described in that certain Third Amended and Restated Employment Agreement by and between the Company and Grantee dated March 6, 2012 (the “Employment Agreement”).

(b) Unvested Shares Forfeited Upon Cessation of Service. Upon any cessation of the Grantee’s service with the Company (whether initiated by the Company, Grantee or otherwise): (i) any Restricted Shares that are not then nonforfeitable will immediately and automatically, without any action on the part of the Company, be forfeited, and (ii) the Grantee will have no further rights with respect to those shares.

3. Issuance of Shares.

A. The Company will cause the Restricted Shares to be issued in the Grantee’s name either by book-entry registration or issuance of a stock certificate or certificates.

B. While the Restricted Shares remain forfeitable, the Company will cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Restricted Shares. As soon as practicable following the time that any Restricted Share becomes nonforfeitable (and provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such Share), the Company will cause that stop-transfer order to be removed. The Company may also condition delivery of certificates for Restricted Shares upon receipt from the Grantee of any undertakings that it may determine are appropriate to facilitate compliance with federal and state securities laws.

C. If any certificate is issued in respect of Restricted Shares, that certificate will be legended as described in Section 8(b) of the Plan and held in escrow by the Company’s secretary or his or her designee. In addition, the Grantee may be required to execute and deliver to the Company a stock power with respect to those Restricted Shares. At such time as those Restricted Shares become nonforfeitable, the Company will cause a new certificate to be issued without that portion of the legend referencing the previously applicable forfeiture conditions and will cause that new certificate to be delivered to the Grantee (again, provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such Shares).

Exhibit -2

4. Substitute Property. If, while any of the Restricted Shares remain subject to forfeiture, there occurs a merger, reclassification, recapitalization, stock split, stock dividend or other similar event or transaction resulting in new, substituted or additional securities being issued or delivered to the Grantee by reason of the Grantee’s ownership of the Restricted Shares, such securities will constitute “Restricted Shares” for all purposes of this Agreement and any certificate issued to evidence such securities will immediately be deposited with the secretary of the Company (or his or her designee) and subject to the escrow described in Section 3(c), above.

5. Rights of Grantee During Restricted Period. The Grantee will have the right to vote the Restricted Shares and to receive dividends and distributions with respect to the Restricted Shares; provided, however, that any cash dividends or distributions paid in respect of the Restricted Shares while those Shares remain subject to forfeiture will be delivered to the Grantee only if and when the Restricted Shares giving rise to such dividends or distributions become nonforfeitable.

6. Securities Laws. The Board may from time to time impose any conditions on the Restricted Shares as it deems necessary or advisable to ensure that the Restricted Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

7. Tax Consequences. The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant of or the lapse of forfeiture restrictions on the Restricted Shares. The Grantee has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

8. The Plan. This Award of Restricted Shares is subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, as such Plan may be amended from time to time in accordance with the terms thereof. Pursuant to the Plan, the Board is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. A copy of the Plan in its present form is available for inspection during business hours by the Grantee at the Company’s principal office. All questions of the interpretation and application of the Plan and the Grantee shall be determined by the Board and any such determination shall be final, binding and conclusive.

9. Entire Agreement. This Agreement, together with the Plan and the relevant portions of the Employment Agreement, represent the entire agreement between the parties hereto relating to the subject matter hereof and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.

10. Tax Withholding. The Company hereby agrees that, at the election of the Grantee and except as would otherwise violate the terms of any financing agreement to which the Company is then a party, the minimum required tax withholding obligations arising in

Exhibit -3

connection with this Award may be settled in nonforfeitable Shares subject to this Award based on the Fair Market Value of those Shares.

11. Governing Law. This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

12. Amendment. Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.

13. Execution. This Agreement may be executed, including execution by facsimile or electronic signature.

[signature page follows]

Exhibit -4

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the 6th day of March, 2012.

DESTINATION MATERNITY CORPORATION

By:

Name: Judd P. Tirnauer

Title:	Executive Vice President & Chief Financial Officer

Date:	March 6, 2012

EDWARD M. KRELL

Signature:

Date: March 6, 2012

Exhibit -5

Exhibit D

TIME VESTED OPTION AWARD AGREEMENT

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE AMENDED AND RESTATED

DESTINATION MATERNITY CORPORATION

2005 EQUITY INCENTIVE PLAN

Destination Maternity Corporation, a Delaware corporation (the “Company”), hereby grants to Edward M. Krell (the “Optionee”) an option to purchase a total of 28,604 shares of Common Stock (the “Shares”) of the Company, at the price and on the terms set forth herein, and in all respects subject to the terms and provisions of the Company’s Amended and Restated 2005 Equity Incentive Plan, as amended from time to time (the “Plan”), which terms and provisions are incorporated by reference herein. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings herein.

A. Nature of the Option. This Option is intended to be a non-statutory stock option and is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or to otherwise qualify for any special tax benefits to the Optionee.

B. Date of Grant; Term of Option. This Option was granted on March 6, 2012 (the “Grant Date”), and it may not be exercised later than the date that is 10 years after the Grant Date, subject to earlier termination as provided in the Plan.

C. Option Exercise Price. The Option exercise price is $18.20 per Share, the Fair Market Value on the Grant Date.

D. Exercise of Option.

(1) Right to Exercise. The Option will become vested and exercisable with respect to 25% of the Shares subject hereto on November 18, 2012 and on each of the three (3) subsequent anniversaries thereof, provided, in each case, that the Optionee remains in continuous service with the Company through the applicable date. In addition, the Option will become fully vested and exercisable immediately prior to and contingent upon the occurrence of a Change in Control (as defined in the Plan) provided that the Optionee remains in continuous service with the Company through the date of that Change in Control. The vesting of the Option will also be subject to acceleration to the extent described in that certain Third Amended and Restated Employment Agreement by and between the Company and Grantee dated March 6, 2012 (the “Employment Agreement”). Upon a cessation of the Optionee’s service, any then unvested portion of the Option (determined after giving effect to the preceding sentence) will then terminate and any then vested portion of the Option will survive and remain exercisable to the extent provided in Section 7 of the Plan.

(2) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise this Option, the number of Shares in respect to which the

Option is being exercised and such other representations of agreements as to the Optionee’s investment intent with respect to such Shares as may be required by the Company hereunder or pursuant to the provision of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company or such other person as may be designated by the Company. The written notice shall be accompanied by payment of the purchase price and the amount of any tax withholding arising in connection with the exercise of the Option. Payment of the purchase price and tax withholding shall be by check, by means of a “broker-assisted cashless exercise” conducted in accordance with procedures permitted by rules or regulations of the Federal Reserve Board or by such other method of payment authorized by the Board. The certificate or certificates for the Shares as to which the Option shall be exercised shall be registered in the name of the Optionee and shall be legended as required under the Plan and/or applicable law.

(3) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of this Option, the Company may require the Optionee to make a representation and warranty to the Company or otherwise enter into any stock purchase or other agreement as may be required by any applicable law or regulation or as may otherwise be reasonably requested by the Board.

E. Investment Representations. Unless the Shares have been registered under the Securities Act of 1933, in connection with acquisition of this Option, the Optionee represents and warrants as follows:

(1) The Optionee is acquiring this Option, and upon exercise of this Option, he will be acquiring the Shares for investment in his own account, not as nominee or agent, and not with a view to, or for resale in connection with any distribution thereof.

(2) The Optionee has a preexisting business or personal relationship with the Company or one of its directors, officers or controlling persons and by reason of his business or financial experience, has, and could be reasonably assumed to have, the capacity to protect his interest in connection with the acquisition of this Option and the Shares.

F. Nontransferability of Option. This Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed or in any manner either voluntarily or involuntarily by the operation of law, other than by the will or by the laws of descent or distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Subject to the foregoing and the terms of the Plan, the terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

G. Continuation of Service. Neither the Plan nor this Option shall confer upon any Optionee any right to continue in the service of the Company or any of its subsidiaries or limit in any respect the right of the Company to discharge the Optionee at any time, with or without cause and with or without notice.

H. Withholding. The Company may withhold from any consideration payable to Optionee any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of this Option or the sale or other disposition of the Shares issued upon exercise of this Option. If the amount of any consideration payable to the Optionee is insufficient to pay such taxes or if no consideration is payable to the Optionee, upon request of the Company, the Optionee (or such other person entitled to exercise the Option pursuant to Section 7 of the Plan) shall pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements it may incur, as a result of the grant or exercise of this Option or the sale of or other disposition of the Shares issued upon exercise of this Option.

I. The Plan. This Option is subject to, and the Optionee agrees to be bound by, all of the terms and conditions of the Plan as such Plan may be amended from time to time in accordance with the terms thereof. Pursuant to the Plan, the Board is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. A copy of the Plan in its present form is available for inspection during business hours by the Optionee or the persons entitled to exercise this Option at the Company’s principal office. All questions of the interpretation and application of the Plan and the Option shall be determined by the Board, whose determination shall be final, binding and conclusive.

J. Entire Agreement. This Agreement, together with the Plan and Employment Agreement, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.

K. Governing Law. This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

L. Amendment. Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.

M. Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the 6th day of March, 2012.

DESTINATION MATERNITY CORPORATION

By:

Name: Judd P. Tirnauer

Title:	Executive Vice President & Chief Financial Officer

Date:	March 6, 2012

EDWARD M. KRELL

Signature:

Date: March 6, 2012